Exhibit 4.72

Supplementary Agreement to the Trademark License Agreement

This Supplementary Agreement to the Trademark License Agreement (hereinafter referred to as the "Supplementary Agreement") was entered into by the following parties on February 10, 2023:

Licensor: Beijing QIYI Century Science &Technology Co., Ltd.

Address: Floor 10 and Floor 11, No. 2, Haitao North Street, Haitao District, Beijing

Licensee: Beijing iQIYI Science & Technology Co., Ltd. (former name: Beijing Xinlian Xinde Advertising Media Co., Ltd.)

Address: Room 1101, Floor 11, No. 2 Haitao North Street, Haitao District, Beijing

The parties have entered into this Supplementary Agreement as a supplemental to the Trademark Licensing Agreement (dated December 1, 2011 with actual signing date February 15, 2012, hereinafter referred to as the "Original Agreement") as below:

1. Both parties agree that the trademark list as shown in Schedule I under the Original Agreement only reflects the status as of the signing date of the Original Agreement, and does not constitute a limitation on the actual licensed scope that the parties actually agree to license. In the term of the Original Agreement, the license scope shall be updated from time to time in accordance with the scope actual owned by the licensor and actually used by the licensee.

2. Both parties agree that this Supplementary Agreement shall be executed and become effective on the date first stated above. Upon effective, this Supplementary Agreement shall constitute a part of the Original Agreement and have the same legal effect as the Original Agreement. For terms have not amended by this Supplementary Agreement, the Original Agreement remains apply.

(No text below)

(Signature Page to the Supplementary Agreement

to the Trademark License Agreement)

Licensor: Beijing QIYI Century Science &Technology Co., Ltd.

(Company seal: /s/ Beijing QIYI Century Science &Technology Co., Ltd.)

Licensee: Beijing iQIYI Science & Technology Co., Ltd.

(Company seal: /s/ Beijing iQIYI Science & Technology Co., Ltd.)